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                                  Exhibit 21.1

                     SUBSIDIARIES OF WESTERN SIERRA BANCORP



        The following are the subsidiaries of the Registrant. All of the subsidiaries listed below are wholly-owned by the Registrant.

       Western Sierra National Bank, a national banking association

       Lake Community Bank, a California banking corporation

       New CCB Bank (In Organization), a California banking corporation

       Sentinel Associates, Inc., a California corporation

       Western Sierra Statutory Trust I, a Connecticut statutory business trust

       Western Sierra Statutory Trust II, a Connecticut statutory business trust